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                                                                      EXHIBIT 8

                                ALSTON&BIRD LLP

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                               Fax: 404-881-7777


Philip C. Cook                                       Direct Dial (404) 881-7491

                                April 11, 1997


Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

New Iberia Bancorp, Inc.
800 South Lewis
New Iberia, Louisiana  70560

      Re: Proposed Merger of New Iberia Bancorp, Inc. with and into Regions Financial Corporation

Ladies and Gentlemen:

     We have acted as special tax counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of New Iberia Bancorp, Inc. ("New Iberia"), a corporation organized and existing under the laws of the State of Louisiana, with and into Regions. The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of February 13, 1997, by and between New Iberia and Regions (the "Agreement"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Code.


                         601 Pennsylvania Avenue, N.W.
                           North Building, Suite 250
                          Washington, D.C. 20004-2601



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Regions Financial Corporation
New Iberia Bancorp, Inc.
April 11, 1997
Page 2





                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1)  the Agreement;

     (2) the Registration Statement on Form S-4 filed by Regions with the Securities and Exchange Commission under the Securities Act of 1933, on April 11, 1997, including the Proxy Statement/Prospectus for the Special Meeting of the stockholders of New Iberia Bancorp, Inc.; and

     (3)  such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and New Iberia and through certificates provided by the management of Regions and the management of New Iberia.

     You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the New Iberia, Louisiana market area. To achieve these goals, the following will occur pursuant to the Agreement:

     (1) Subject to the terms and conditions of the Agreement, at the Effective Time, New Iberia shall be merged into and with Regions in accordance with the provisions of Section 12:115 LBCL and of Section 258 of the DGCL and with the effect provided in Section 259 of the DGCL (the "Merger"). Regions shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of New Iberia and Regions.

     (2) Subject to the provisions of Article 3 of the Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:



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Regions Financial Corporation
New Iberia Bancorp, Inc.
April 11, 1997
Page 3





             (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

             (b)  Each share of New Iberia Common Stock
                  (excluding shares held by New Iberia or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 0.36 of a share of Regions Common Stock, subject to adjustment as provided in
                  Section 10.1(h) of this Agreement (the "Exchange Ratio").

     (3) In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     (4) Each of the shares of New Iberia Common Stock held by any New Iberia Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     (5) Notwithstanding any other provision of this Agreement, each holder of shares of New Iberia Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     (6) At the Effective Time, all rights with respect to New Iberia Common Stock pursuant to stock options or stock appreciation rights ("New Iberia Options") granted by New Iberia under the New Iberia Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Regions Common Stock, and Regions shall assume each New Iberia


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Regions Financial Corporation
New Iberia Bancorp, Inc.
April 11, 1997
Page 4





Option, in accordance with the terms of the New Iberia Stock Plan and stock option agreement by which it is evidenced. All restrictions or limitations on transfer with respect to New Iberia Common Stock awarded under the New Iberia Stock Plans or any other plan, program, or arrangement of any New Iberia Company, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program, or arrangement, shall remain in full force and effect with respect to shares of Regions Common Stock into which such restricted stock is converted pursuant to Section 3.1 of the Agreement.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date the proposed transaction is consummated:

     (1) The fair market value of the Regions Common Stock and other consideration received in the aggregate by the stockholders of New Iberia will be approximately equal to the fair market value of the New Iberia Common Stock surrendered in exchange therefor.

     (2) To the best of the knowledge of the management of New Iberia, there is no plan or intention on the part of the stockholders of New Iberia to sell, exchange, or otherwise dispose of a number of shares of Regions Common Stock to be received in the proposed transaction that would reduce their holdings in Regions Common Stock received to a number of shares having, in the aggregate, a value as of the Effective Time of less than fifty percent (50%) of the total value of all shares of New Iberia Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, shares of New Iberia Common Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Regions Common Stock will be treated as outstanding New Iberia Common Stock as of the Effective Time. Moreover, shares of New Iberia Common Stock and shares of Regions Common Stock held by New Iberia stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this assumption.

     (3) Regions has no plan or intention to redeem or otherwise reacquire any shares of Regions Common Stock issued in the Merger, except for purchases of stock in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former New Iberia Stockholders.

     (4) Regions has no plan or intention to dispose of any of the assets of New Iberia acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C).



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Regions Financial Corporation
New Iberia Bancorp, Inc.
April 11, 1997
Page 5





     (5) The liabilities of New Iberia assumed by Regions and the liabilities to which the transferred assets of New Iberia are subject were incurred by New Iberia in the ordinary course of its business.

     (6) Following the transaction, Regions will continue the historic business of New Iberia or use a significant portion of New Iberia's historic business assets in a business.

     (7) Regions, New Iberia, and the stockholders of New Iberia will pay their respective expenses, if any, incurred in connection with the transaction, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (8) There is no intercorporate indebtedness existing between New Iberia and Regions that was issued, acquired, or will be settled at a discount.

     (9) New Iberia is not under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

    (10) Both the fair market value and the total adjusted basis of the assets of New Iberia transferred to Regions will equal or exceed the sum of the liabilities assumed by Regions plus the amount of the liabilities, if any, to which the transferred assets are subject.

    (11) The payment of cash to New Iberia stockholders in lieu of fractional shares of Regions Common Stock is solely for the purpose of avoiding the expense and inconvenience to Regions of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the New Iberia stockholders instead of issuing fractional shares of Regions Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the New Iberia stockholders in exchange for their shares of New Iberia Common Stock. The fractional share interests of each New Iberia stockholder will be aggregated, and, other than in conjunction with the exercise of dissenters' rights, no New Iberia stockholder will receive cash in an amount equal to or greater than the value of one full share of Regions Common Stock.

    (12) None of the compensation received by any stockholder-employees of New Iberia will be separate consideration for, or allocable to, any of their shares of New Iberia Common Stock; none of the shares of Regions Common Stock received by any stockholder-employees pursuant to the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-


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Regions Financial Corporation
New Iberia Bancorp, Inc.
April 11, 1997
Page 6





employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (13) At all times during the five-year period ending on the Effective Date of the Merger, the fair market value of all of New Iberia's United States real property interests was and will have been less than fifty percent (50%) of the fair market value of the total of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (i) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (ii) New Iberia is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which New Iberia is a partner or beneficiary, and (iii) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by New Iberia, in the case of a first-tier subsidiary of New Iberia or by a controlled corporation, in the case of a lower-tier subsidiary.

     (14) Neither Regions nor New Iberia is an investment company as defined in Code Section 368(a)(2)(F).

     (15) The Agreement and the exhibits thereto, and the letter from Samuel E. Upchurch, Jr. General Counsel and Secretary, Regions Financial Corporation, dated February 19, 1997, represent the entire understanding of New Iberia and Regions with respect to the Merger.

                                    OPINIONS

     Based solely on the information submitted and the representations set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by Regions and New Iberia (including the representation that New Iberia stockholders will maintain sufficient equity ownership interests in Regions after the Merger) are true and correct at the time of the consummation of the Merger, we are of the opinion that:

     (1) Provided the Merger qualifies as a statutory merger under applicable law, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.


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Regions Financial Corporation
New Iberia Bancorp, Inc.
April 11, 1997
Page 7





New Iberia and Regions will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     (2) The stockholders of New Iberia will recognize no gain or loss upon the exchange of their New Iberia Common Stock solely for shares of Regions Common Stock.

     (3) The basis of the Regions Common Stock received by the New Iberia stockholders in the proposed transaction will, in each instance, be the same as the basis of the New Iberia Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

     (4) The holding period of the Regions Common Stock received by the New Iberia stockholders will, in each instance, include the period during which the New Iberia Common Stock surrendered in exchange therefor was held, provided that the New Iberia Common Stock was held as a capital asset on the date of the exchange.

     (5) The payment of cash to New Iberia stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(a) of the Code. Generally any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger.

     This opinion is being provided solely for the benefit of Regions, New Iberia and its stockholders. No other person or party shall be entitled to rely on this opinion.



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Regions Financial Corporation
New Iberia Bancorp, Inc.
April 11, 1997
Page 8





     We consent to the use of this opinion and to the references made to the firm under the caption "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus constituting part of the Registration Statement on Form S-4 of Regions.


                                      Very truly yours,
                                      ALSTON & BIRD LLP


                                      By:/s/ Philip C. Cook
                                         --------------------------------------
                                         Philip C. Cook